Exhibit 15.1

June 23, 2014

The Board of Directors of Sunbeam Holdings, L.P.

1613 N. Harrison Parkway, Suite 200

Sunrise, FL 33323

We have reviewed, in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information, the unaudited interim financial information of Sunbeam Holdings, L.P. and its subsidiaries for the three-month periods ended March 31, 2014 and 2013, as indicated in our report dated June 6, 2014; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in this Current Report on Form 8-K of AmSurg Corp. dated June 23, 2014, is incorporated by reference in Registration Statement Nos. 333-41961, 333-33576, 333-56950, 333-65748, 333-81880, 333-90156, 333-107637, 333-118095, 333-134948, 333-149976, 333-151262, and 333-170531 on Forms S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida